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EXHIBIT 10.39

SEPARATION AGREEMENT

        This Separation Agreement is entered into between Flextronics International USA, Inc., together with its parent company, Flextronics International Ltd., and any predecessor, successor, or affiliated companies (collectively, the "Company") and Eslie C. Sykes ("Sykes"). In consideration of the mutual promises set forth below, the Company and Sykes have agreed as follows:

        1.     SEPARATION.

  a.
  Date of Separation.    Sykes's employment relationship with the Company will end on March 31, 2013 (the "Separation Date").

  b.
  Termination Prior to Separation Date.    While employed with the Company, Sykes will not engage in misconduct and will comply with Company policy, the provisions of this Separation Agreement, and the provisions of any other written agreements between Sykes and the Company. If Sykes violates Company policy, the provisions of this Separation Agreement, or the provisions of any other written agreement with the Company, the Company may terminate Sykes's employment immediately provided the Company shall afford Sykes a period of five (5) business days after providing Sykes written notice detailing a violation to cure such violation. In the event that Sykes's employment is terminated pursuant to Section 1(b), or based on Sykes' resignation of his position prior to the Separation Date, Sykes would then only be entitled to compensation for accrued and/or vested compensation and benefits up to the date of termination and would not be entitled to the severance compensation, bonus, and lump sum in lieu of Company paid COBRA coverage as set forth in Section 2 of this Separation Agreement.

  c.
  Special Consultant.    For the time period between the execution of this Separation Agreement by the parties and the Separation Date, Sykes will have no duties or reporting obligations other than to carry out transition duties as may be requested by the Company up to the Separation Date. The execution of this Separation Agreement shall constitute an "involuntary separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended, including the applicable regulations ("Section 409A"), and the date that the Company executes this Agreement shall be the "Separation from Service Date". For all other purposes, Sykes' employment with the Company will terminate on the Separation Date. For the twelve month period following the Separation Date, Sykes will be considered to be on "Special Consultant Duty". While on Special Consultant Duty, Sykes will have no duties assigned to him, no reporting obligations, no access to company property or resources, and will accrue no compensation, equity, bonuses or benefits of any kind other than those specifically set forth in Section 2 of this Separation Agreement, and then, only if Sykes complies with his obligations under this Separation Agreement. While on Special Consultant Duty, Sykes shall owe no obligations to the Company other than his obligations in this Separation Agreement as well as any prior agreements which created obligations intended to extend beyond his employment, and he may be employed by or perform services for any other entity, as long as such employment or services do not violate his obligations in this Separation Agreement. Should Sykes fail to comply with this Agreement, he shall not be entitled to any unpaid portion of the holdback payments set forth in Sections 2(b) and 2(c) or the bonus payments set forth in Section 2(d).

  d.
  Compensation Upon Rejection of Agreement or Early Separation.    In accordance with its standard practices, whether or not Sykes agrees to this Separation Agreement, on the earlier of either the actual date of the termination of his employment with the Company or the Separation Date, the Company will issue a payment to Sykes in a gross amount, less applicable taxes and withholdings, to compensate him for any accrued and vested compensation and/or accrued but unused PTO to which he is entitled as of that date. As part of such compensation, Sykes will be eligible to receive the quarterly bonus minus applicable taxes and withholdings for the Q3 (October-December 2012) of Fiscal Year 2013 based on the actual results of the Executive Industrial and Emerging Industries Plan bonus scheme, if any.

    Within thirty (30) days following the Separation Date, Sykes will submit his final documented expense reimbursement statement reflecting all unreimbursed business expenses incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse his properly documented expenses pursuant to the Company's policy and regular business practice.

        2.     SEVERANCE.    Provided Sykes complies with his obligations under this Separation Agreement and remains employed with the Company through the Separation Date, and diligently continues to carry out transition duties as may be requested by the Company, the Company will:

          a.     On December 31, 2012, issue a payment to Sykes in a gross amount equal to $393,750.00 (Three Hundred and Ninety Three Thousand Seven Hundred and Fifty Dollars) minus applicable taxes and withholdings (the "First Severance Payment");

          b.     During the third calendar quarter of 2013, on or about September 30, 2013, issue a payment to Sykes in the gross amount of $196,875.00 (One Hundred Ninety Six Thousand Eight Hundred and Seventy Five Dollars) minus applicable taxes and withholdings (the "Second Severance Payment");

          c.     During the first calendar quarter of 2014, on or about March 31, 2014, issue a payment to Sykes in a gross amount equal to $196,875.00 (One Hundred Ninety Six Thousand Eight Hundred and Seventy Five Dollars) minus applicable taxes and withholdings (the "Third Severance Payment");

          d.     Sykes will be paid the quarterly bonus minus applicable taxes and withholdings for the Q4 (January-March 2013) and the Year End payout of Fiscal Year 2013 based on the actual results of the Executive Industrial and Emerging Industries plan. Sykes will also receive a bonus for Q1 (April-June 2013), Q2 (July-Sept 2013) and Q3 (October-December 2013) of Fiscal Year 2014. These quarterly bonus payments shall be calculated at 100% of Sykes current bonus target.

  All bonus payments shall be made at the same time as when such payments are regularly made pursuant to Flextronics policy and practice as follows:

    FY 2013 Q4 Bonus to be paid in the second calendar quarter of 2013 but not later than June 15, 2013,

    Year End payout of Fiscal Year 2013 to be paid in the second calendar quarter of 2013 but not later than June 15, 2013,

    FY 2014 Q1 Bonus to be paid in the third calendar quarter of 2013,

    FY2014 Q2 Bonus to be paid in the fourth calendar quarter of 2013, and

    FY2014 Q3 Bonus to be paid in the first calendar quarter of 2014.

          e.     On the Separation Date, issue a payment to Sykes in the gross amount of $54,116.74 (Fifty-Four Thousand One Hundred and Sixteen Dollars with Seventy-Four Cents) minus applicable taxes and withholdings, in lieu of 18 months of premiums for continuation of Company provided medical, dental and vision benefits for Sykes and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA").

    IT SHALL BE SYKES' RESPONSIBILITY TO SIGN UP FOR AND MAKE APPROPRIATE PAYMENTS TO ENSURE COBRA COVERAGE. FAILURE TO SIGN UP FOR AND MAKE PAYMENTS FOR COBRA COVERAGE COULD RESULT IN LOSS OF HEALTH BENEFITS FOR SYKES AND HIS FAMILY AS WELL AS DIFFICULTY IN OBTAINING FUTURE COVERAGE.

  Nothing in this Separation Agreement is intended to extend the length or scope of Sykes's COBRA rights beyond those provided by statute. Sykes will be provided with a separate notice of his COBRA rights and obligations. Sykes will be responsible for any and all tax liability, if any, for any COBRA payments made by the Company or health benefit received by Sykes pursuant to this Separation Agreement.

          f.      Reimburse Sykes for his attorneys fees incurred in the negotiation of this Agreement in a sum not to exceed the maximum amount of $7,000.00 (Seven Thousand Dollars).

  Sykes acknowledges and agrees that the foregoing Severance set forth in Section 2 of the Separation Agreement is more than Sykes is otherwise legally entitled to receive and constitutes good and valuable consideration.

  Each severance payment and each bonus payment shall, for purposes of Section 409A, be deemed a separate payment under this Separation Agreement. Notwithstanding any other provision in this Separation Agreement, no payments shall be paid after the end of the second year following the year of the Separation from Service Date.

  In the event that any of the payments and taxable benefits due within the six month period following the Separation from Service Date are determined to constitute deferred compensation subject to Section 409A and to the extent that such deferred compensation is subject to the "six-month delay" required by Section 409A(a)(2)(B)(i), as determined in good faith by the Company, any such payments otherwise due within such six month period shall, notwithstanding such other specified payment date, be delayed such that the payments are paid in a lump sum immediately following the end of such six month period (or the date of Sykes' death if earlier), and any payments due after such six month period shall be paid as set forth in this Separation Agreement.

        3.     EQUITY COMPENSATION.    Sykes has been granted share bonus awards as provided in the applicable option grant forms issued to Sykes during his employment with the Company. The plans governing such options and awards control and are incorporated herein by reference. Sykes's share bonus awards that will be vested as of the Separation Date are listed on Exhibit A, which is attached hereto and incorporated herein by reference. Sykes acknowledges that he is not entitled to any additional grants of stock options or share bonus awards other than those set forth in Exhibit A

        Sykes acknowledges and agrees that by their terms, the options will no longer be exercisable after the last date to exercise as indicated in Exhibit A. Sykes further acknowledges and agrees that upon release of the share bonus awards as provided in this Section 5, unless Flextronics withholds payroll taxes, Sykes will be responsible for payroll taxes, which will be due and payable to Flextronics by Sykes within three (3) business days of the vesting occurrence.

        Sykes understands and agrees Sykes will not receive any grants of stock, restricted stock, stock units, stock options, or other forms of equity from the Company in the future unless mutually agreed to by the parties and that any current stock, restricted stock, stock units, stock options, or other forms of equity will expire or be exercisable in accordance with the terms and provisions of the applicable agreement(s) and plan(s).

        4.     DEFERRED COMPENSATION.    Sykes is a participant in the Company's Amended and Restated Senior Management Deferred Compensation Plan in return for services to be performed in the future and subject to the terms and conditions outlined in a Letter Agreement dated as of June 30, 2006 by and between Sykes and the Company. Company contributions in the Deferred Compensation plans were credited to a brokerage account, and have been invested in various funds based on Sykes' elections. As of October 14, 2012, 100% of Sykes account was vested with a balance of $816,981.56. Distribution of these funds will be made six months after the Separation from Service Date, as set forth in the Plan documents, which are controlling.

        Sykes is also a participant in the Flextronics International USA, Inc. 2010 Deferred Compensation Plan. However, Sykes has not made any elective participant deferrals into this plan and Company contributions in this plan are 100% unvested. Sykes acknowledges that is he is not entitled to any amounts under the Flextronics International USA, Inc. 2010 Deferred Compensation Plan.

        Sykes acknowledges that he is not a participant in any other deferred compensation plan with the Company and that he is not entitled to any additional deferred compensation other than as stated in this Agreement.

        5.     RELOCATION.    As additional consideration for this Agreement the Company will make available to Sykes the following:

  a.
  Relocation.    The Company will pay on behalf of Sykes relocation costs as set forth in the EXECUTIVE LEVEL CORE RELOCATION PACKAGE DOCUMENT dated October 11, 2012, attached hereto as Exhibit "B" to this Agreement. Relocation costs are not to exceed the maximum amount of Seventy Eight Thousand Dollars ($78,000.00) gross, minus all appropriate deductions and withholdings and inclusive of tax gross up, if any.

  b.
  Sale of House—Closing Costs.    If Sykes relocates and sells his home, located at 1201 Via Di Salerno, Pleasanton, CA 94566, within twelve (12) months of the Separation Date and in strict compliance with the procedures set forth in the Home Sale Assistance Buyer Value Option Flextronics Process Guide (attached as Exhibit "C") and/or the directions of his AIReS Program Manager and/or Flextronics' then Preferred Relocation Management Company (collectively "Program Manager"), the Company will relieve Sykes of his closing costs obligations as set forth in Exhibit C. Should Sykes fail to comply with the requirements set forth in Exhibit C or with the instructions of his Program Manager, the Company will be relieved of its obligations under this section. If for any reason the transaction results in tax liability being imposed on the Company, the Company's obligation to relieve Sykes for his closing costs will be limited to One Hundred and Forty Thousand Dollars ($175,000.00) gross, inclusive of the Company's tax liability and minus all appropriate deductions and withholdings and inclusive of tax gross up, if any.

  c.
  All reimbursements of expenses shall be made at a time and in a manner intended to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv). The reimbursement provisions in this section shall not apply to any expense incurred after the last day of the second year following the year in which the termination occurred, and any reimbursement payment must be paid before the end of the third year following the year in which the termination occurred. Any in-kind benefits that are provided by the Company or a third party shall not require that such benefits be provided after the last day of the second year following the year in which the termination occurred.

        6.     COMPLETE RELEASE.    In consideration for and expressly conditioned on the receipt of payment of the Severance Payment, Sykes hereby releases the Company, together with the employees, partners, agents, directors, officers, contractors, insurers and attorneys of any of them, (the "Releasees") from any and all claims or demands, whether known or unknown, and whether asserted on an individual or class basis, which Sykes has, may have, or may claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys' fees) Sykes has, may have, or may claim to have based on Sykes's employment with Company or separation from that employment, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by the Company or anyone else), and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits including, but not limited to, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, housing costs, costs relating to relocation and the purchase or sale of housing, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act ("OWBPA"), the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and the Occupational Safety and Health Act and/or their state law or local law equivalents. Sykes specifically waives any entitlement to any bonus, equity plan or other compensation not specifically set forth in this Separation Agreement. Sykes represents that he has not assigned to any other person any of such claims and that Sykes has the full right to grant this release. Notwithstanding any other provision herein, Sykes is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Separation Agreement is executed or any future claims based on the provisions set forth in this Separation Agreement. This Separation Agreement shall not modify, expand or reduce any obligation of the Company to indemnify Sykes from any claims arising out of the performance of Sykes's services as an employee or officer of the Company as provided by applicable law and in accordance with the Company's by-laws. Nothing herein is intended to expand, reduce or limit the Company's obligations to provide the benefit of insurance coverage maintained by the Company (including D&O coverage) for Sykes in connection with claims based on actions or omissions of Sykes during the period of Sykes's employment with the Company. Excluded from this release are a) any claims arising under the terms of this Agreement; and b) any claims that may not be waived by law.

        7.     CALIFORNIA RELEASE.    Sykes acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

        Despite the language of Section 1542, Sykes waives any rights Sykes has or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent Sykes may lawfully waive such rights pertaining to this general release of claims and affirms that Sykes is releasing all known and unknown claims that he has or may have against the Releasees.

        8.     INSTITUTING ARBITRATION OR SUIT.    Sykes agrees not to institute any arbitration proceeding or lawsuit based on any claim stated to be released by Sykes in this Separation Agreement. If Sykes or anyone on Sykes's behalf institutes any arbitration proceeding or lawsuit based on any claim stated to be released by Sykes in this Separation Agreement, Sykes will: (a) immediately take any and all actions necessary to effectuate the immediate dismissal of the lawsuit or arbitration proceeding; and (b) pay Company and the other Releasees for any and all reasonable attorney's fees and costs incurred as a result of or in connection with the lawsuit or arbitration proceeding.

        9.     WARRANTIES.    Apart from payments due hereunder, Sykes warrants and agrees that the Company has paid Sykes all wages, forms of compensation, and other monies due to Sykes as of the date of execution of this Agreement. Sykes further warrants and agrees that all forms of compensation, wages, and other monies paid to Sykes by the Company through the date of Sykes's execution of this Agreement have been accurately calculated, have represented the proper amounts due to Sykes, and have been based on the Company's merit-based compensation system. If Sykes or someone on Sykes's behalf claims any entitlement to further compensation from the Company for any reason, Sykes agrees that the Company is entitled to full offset of the amounts paid to Sykes under this Agreement.

        10.   NON-DISPARAGEMENT AND THIRD PARTY ASSISTANCE.    In consideration for and expressly conditioned on the receipt of payment of the Severance Payment, Sykes agrees that Sykes will not, directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission which is detrimental in any material respect to the reputation or goodwill of the Company. The Company agrees that it will instruct its executives and Sykes's managers not to directly or indirectly, in any individual or representative capacity, make any statement, oral or written, or perform any act or omission which is detrimental in any material respect to the reputation or goodwill of Sykes. Sykes agrees that Sykes will not voluntarily counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company without first providing written notice to the Company's General Counsel at Flextronics, 847 Gibraltar Drive, Milpitas, California 95035. Sykes and the Company agree that Sykes's compliance with a subpoena or other legally compulsive process, disclosure required pursuant to the Company's Code of Business Conduct and Ethics, or participation as a witness in a lawsuit shall not violate the terms of this paragraph but further agree Sykes will nevertheless provide the Company's General Counsel written notice of such subpoena, other legally compulsive process, disclosure pursuant to the Company's Code of Business Conduct and Ethics, or potential participation as a witness promptly after receiving notice of same.

        11.   COOPERATION.    Sykes will make himself reasonably available to the Company in connection with any claim, lawsuit, or proceeding that relates to Sykes's conduct or duties at the Company or that are based on facts about which Sykes obtained personal knowledge while employed at the Company. In return, the Company agrees to reimburse Sykes for direct and reasonable out of pocket expenses incurred in connection with cooperation provided by Sykes pursuant to this Section.

        12.   RETURN OF PROPERTY.    Sykes agrees that, prior to the Separation Date, Sykes will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Company property in Sykes's possession, care, custody, or control. Sykes represents and agrees that Sykes will not take any such documents or property from the control or premises of Company. If Sykes should come into possession of any Company documents or property at any time in the future, Sykes agrees to return such documents or property to the Company immediately. Notwithstanding the above, Sykes may retain his laptop computer upon following this procedure: Sykes will remove his personal information from the laptop, the Company will copy and retain the remaining Company related information from the laptop and then delete all Company information from the laptop and return the clean laptop to Sykes for his personal use.

        13.   NO FUTURE RIGHT TO ACCESS.    Sykes agrees that as of the earlier of the date of termination of his employment or the Separation Date Sykes has no right of access to any Company site or personnel, whether as a contractor, assigned worker, partner representative, client representative, or in any other capacity, and Sykes represents Sykes has no interest in such access. Sykes agrees Company may decide any request by or on behalf of Sykes for access to any Company site or personnel in its sole and absolute discretion and may consider Sykes's representation in this paragraph that he has no interest in access, and any other consideration not prohibited by law in making that decision.

        14.   CONFIDENTIALITY.    Sykes and the Company represent they have not disclosed the existence of, the terms of, or any other information regarding this Separation Agreement to anyone other than their attorneys or tax advisors, or to Sykes' immediate family members. The Parties agree that they will not disclose the existence of, the terms of, or any other information regarding this Separation Agreement to anyone other than, their attorneys and tax advisors and Sykes' immediate family members, provided the parties agree that their respective attorneys, tax advisors and immediate family members (as applicable) first agree to be bound by the foregoing confidentiality obligation prior to any such disclosure. Nothing in this provision is intended to prevent the Parties from complying with a subpoena or other compulsory legal process, responding truthfully to any inquiry by a government agency, or providing truthful testimony in a court of law or other formal legal proceeding.

        15.   NON-DISCLOSURE.

  a.
  Sykes acknowledges and agrees the Company has provided Sykes with valuable confidential information relating to the Company's business, technology, plans, customers, potential customers, relationships, and personnel. Sykes acknowledges and agrees that he will remain bound by the confidentiality obligations set forth below (the "Confidentiality Agreement"). Sykes agrees that any original works of authorship, products, software, or applications that Sykes created or developed while employed by the Company is the sole property of the Company. Sykes further acknowledges and agrees that Sykes shall not disclose or use for any purpose any Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Company or any of its vendors, customers, or partners, including without limitation the following: (i) any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development; (ii) any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor's or customer's specific needs, advertising and operating strategies; and (iii) any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of Company employees.

  b.
  If Sykes is subject to any subpoena or other form of legally compulsive process seeking to require Sykes to disclose any information protected by this Separation Agreement, any other written agreement between Sykes and the Company, any statute, or the common law, Sykes will immediately provide written notice of same to the Company's General Counsel at Flextronics, 847 Gibraltar Drive, Milpitas, California 95035.

        16.   NON-SOLICITATION.

  a.
  Sykes recognizes the highly competitive nature of the business of the Company and acknowledges that Sykes has been exposed to confidential information regarding the Company's employees. Sykes agrees the relationship between the Company and each of its employees constitutes a valuable asset of the Company and that information related to employees' skills and compensation is kept confidential and may not be disclosed or used by Sykes or any third party for any reason whatsoever. In consideration for and expressly conditioned on the receipt of payment of the Severance Payments, for a period of one (1) year commencing on the date of termination of Sykes's employment with the Company (the "Standstill Period"), Sykes will not, either directly or indirectly, recruit, solicit, or assist others in recruiting, attempt to recruit, any person who is an employee of the Company, or induce or attempt to induce any such employee to terminate his or her employment with the Company.

  b.
  Sykes acknowledges that the Standstill Period and the scope and period of restrictions are fair and reasonable and are reasonably required for the protection of Flextronics. Sykes and the Company intend that the provisions of this Section shall be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section shall be held to be invalid or unenforceable, this Separation Agreement shall be deemed amended to revise those provisions or portions to the minimum extent necessary to render them enforceable. Such amendment shall apply only with respect to the operation of this Section for purposes of the law under which such holding was made.

  c.
  Sykes acknowledges that any breach of the covenants of this Section will result in immediate and irreparable injury to the Company. Accordingly, Sykes consents to the application for injunctive relief and such other equitable remedies for the benefit of Flextronics as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other remedies to which the Company may be entitled hereunder, including, without limitation, monetary damages.

        17.   BINDING AGREEMENT.    This Agreement will be binding upon Sykes and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

        18.   REVIEW.    Sykes understands that Sykes has twenty-one (21) days in which to review and consider this Agreement before signing it. Sykes understands Sykes may use as much or as little of this 21-day period as Sykes wishes. Sykes is encouraged to consult an attorney before signing this Agreement. Sykes agrees that any changes Sykes and the Company agree to make to this Agreement, whether material or not, do not restart or extend this 21-day review period. If Sykes does not accept this Agreement within the 21-day review period, this offer will expire. By executing this Agreement, Sykes acknowledges Sykes was afforded a period of at least 21 days in which to review and consider this Agreement.

        19.   REVOCATION.    If Sykes decides to accept and sign this Separation Agreement, Sykes will have seven (7) days from the date of execution in which to revoke his acceptance. Sykes understands any such revocation will not be effective unless Sykes delivers a written notice of such revocation to Flextronics, c/o Michel Duquella, 847 Gibraltar Drive, Milpitas, California 95035, prior to the expiration of seven days after Sykes executes this Agreement. Sykes understands this Agreement will not become effective or enforceable until the seven days have elapsed without Sykes having revoked Sykes's acceptance of this Separation Agreement.

        20.   ENTIRETY.    This is the entire agreement between the Sykes and the Company regarding Sykes's separation from the Company and the other matters addressed herein and supersedes all prior agreements between them regarding same, other than those agreements referenced herein. In executing this Separation Agreement, Sykes is not relying on any representations or promises not explicitly contained in this Separation Agreement.

        21.   ARBITRATION.    Sykes and Company agree that any and all disputes between them, including but not limited to any disputes arising out of or relating to this Agreement, the claims purported to be released by Sykes in this Agreement, Sykes's employment with Company, or the termination of any such employment shall be settled by binding arbitration in San Jose, California administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and that judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. Notwithstanding any of the foregoing, any other provision of this Agreement, or any provision of any other agreement:

  a.
  A court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute, and neither this Section nor any other agreement shall require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the resolution of any application for emergency or application for temporary injunctive relief, if such applications are made, shall be subject to arbitration; and

  b.
  This Section shall not require the arbitration of: (i) claims by Sykes for workers' compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); or (ii) claims which could not have been litigated in court or before any administrative proceeding under applicable federal, state, or local law (e.g., claims barred by limitations).

        22.   CHOICE OF LAW, VENUE, MODIFICATION, AND EXECUTION.    This Separation Agreement will be construed in accordance with and governed by the laws of the State of California. Sykes and Company agree that the exclusive venue for resolving any dispute not submitted to arbitration for any reason shall be the state and federal courts located in San Jose, California, unless a different venue is required by applicable law. Sykes understands that once this Agreement is executed, only Mike McNamara, Chief Executive Officer, will have the authority to modify this Agreement on behalf of the Company, and that Mr. McNamara will have such authority only when acting in writing. In this connection, the parties agree this Agreement will not be modified or amended except by a written instrument(s), signed by both parties, with Mr. McNamara signing for the Company. This Agreement may be executed in multiple counterparts.

        23.   NON-ADMISSION OF LIABILITY.    By entering into this Agreement, neither party admits they have done anything wrong.

ACCEPTED AND AGREED:	Flextronics International USA, Inc.
/s/ Michael McNamara Michael McNamara, Chief Executive Officer
11/26/2012 Date

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY.

/s/ Eslie C. Sykes Eslie C. Sykes
20-Nov-2012 Date

 Exhibit A

Eslie C. Sykes	Closing Statement as of:	3/31/2013
513088	Estimated Stock Price:	$6.50

Options

Grant ID	Grant	Pla	Type	Price	Granted		Exercisable	Cancell	Value	Expiration
X024991	8/11/2009	2001	NQ	$5.57	4	0	4	0	$4	6/30/2013
X011635	8/11/2009	2001	NQ	$5.57	10	0	10	0	$9	6/30/2013
X000000000038	8/11/2009	2001	NQ	$5.57	20	0	20	0	$19	6/30/2013
X007366	8/11/2009	2001	NQ	$5.57	53	0	53	0	$49	6/30/2013
X000000000037	8/11/2009	2001	NQ	$5.57	149	0	149	0	$139	6/30/2013
X026177	8/11/2009	2001	NQ	$5.57	156	0	156	0	$145	6/30/2013
X015349	8/11/2009	2001	NQ	$5.57	235	0	235	0	$219	6/30/2013
X000000000039	8/11/2009	2001	NQ	$5.57	443	0	443	0	$412	6/30/2013
X007367	8/11/2009	2001	NQ	$5.57	682	0	682	0	$634	6/30/2013
X15350	8/11/2009	2001	NQ	$5.57	987	0	987	0	$918	6/30/2013
X023649	8/11/2009	2001	NQ	$5.57	2,083	0	2,083	0	$1,937	6/30/2013
X023550	8/11/2009	2001	NQ	$5.57	2,083	0	2,083	0	$1,937	6/30/2013
X021555	8/11/2009	2002	NQ	$5.57	6,666	0	6,666	0	$6,199	6/30/2013
X017840	8/11/2009	2002	NQ	$5.57	8,333	0	8,333	0	$7,750	6/30/2013
X027828	8/11/2009	2001	NQ	$5.57	16,666	0	16,666	0	$15,499	6/30/2013
X027086	8/11/2009	2001	NQ	$5.57	16,666	0	16,666	0	$15,499	6/30/2013
020941	2/13/2003	2002	NQ	$7.53	30,000	0	30,000	0	$0	6/30/2013
33021	12/5/2008	2001	NQ	$2.26	515,000	386,250	128,750	0	$545,900	6/30/2013
X029125	8/11/2009	2001	NQ	$5.57	133,333	0	133,333	0	$124,000	6/30/2013
X31250	8/11/2009	2001	NQ	$5.57	233,333	0	233,333	0	$217,000	6/30/2013
		TOTALS:			966,902	386,250	580,652	0	$938,269

Restricted Stock

Grant ID	Grant	Pla	Type	Price	Granted	Vested	Will Vest	Cancell	Value
33218	6/15/2010	2001	RSU	$0.00	65,000	0	0	65,000	$0
2011ES	6/3/2011	2010	RSU	$0.00	90,000	9,000	0	81,000	$0
RS0517120004	5/17/2012	2010	RSU	$0.00	135,000	0	0	135,000	$0
		TOTALS:			290,000	9,000	0	281,000	$0

Market and Performance Awards

Grant ID	Grant	Pla	Type	Price	Granted	Vested	Eligible to	Cancell	Value
M2010ES	6/15/2010	2001	RSU	$0.00	65,000	0	0	0	$0
M2011ES	6/3/2011	2010	RSU	$0.00	90,000	0	0	0	$0
MRS051712004	5/17/2012	2010	RSU	$0.00	135,000	0	0	0	$0
		TOTALS:			290,000	0	0	0	$0
	TOTAL INTRINSIC VALUE:									$938,269

EXHIBIT B

October 11, 2012

Eslie Sykes

1201 Via Di Salerno

Pleasanton, CA 94566

        Flextronics International USA, Inc. recognizes that you will receive the Executive Level Core Relocation Package program.

        We are pleased to provide you with the following relocation benefits. The benefits stated in this letter supersede any other written or verbal agreements, and there will be no substitution or cash equivalent payments granted for any unused benefit or portion thereof.

  •
  Homefinding Trip:  One trip reimbursed, up to 7 days, 6 nights, hotel, round-trip airfare (economy/Saturday night stay if possible) spouse/partner included. Meals and incidentals per Flex standard per diem rate will be reimbursed at $50/day for adult. Home finding trip should be taken prior to final move.

  •
  Buyer Value Package:  (BVO) Includes Home Sale Assistance (as outlined in the attached Home Sale Assistance BVO process guide).

  •
  Marketing Assistance:  If you own a home at origin, you are eligible to receive Marketing Assistance from our relocation service provider to assist you with properly listing your home, establishing a proactive selling strategy as well as broker management throughout the process.

  •
  Household Goods Transportation:  Provided through our relocation service provider using Flextronics negotiated contracts up to 20,000 lbs. Full pack and custom unpack and valuation insurance.

  •
  Household Goods Storage:  Up to 30 days storage at new destination location.

  •
  Automobile Transportation:  One car if single, two cars if family. If less than 400 miles, car must be driven during final trip. Exceptions must be approved by HR. Advance shipment available upon request.

  •
  Temporary Living:  Up to 60 days in company approved Corporate Housing at new destination location. Meal per diems are not applicable for standard corporate housing options which contain a kitchen in the unit.

  •
  Return Visit Trips:  1 trip up three days for employee and spouse round trip airfare and standard reimbursables (auto rental, lodging and meals).

  •
  Rental Car:  Up to 30 days in new destination or until auto arrives (if applicable). Rental car will be based on Flextronics Travel and Entertainment policy guideline. Please note GPS is not covered under policy and would be an out of pocket expense should you require it.

  •
  Final Move Departure to Destination:

    Air Travel:    If move over 400 miles, one way economy class airfare and ground transportation to and from airports, for you and your eligible dependents (if applicable), via the most direct route, to the host location. Travel must be arranged through Flextronics' current travel provider.

    Driving:    If less than 400 miles, mileage reimbursement is per current IRS guidelines. Individuals who chose to drive (if under 400 miles) would be reimbursed up to $100 per day lodging (should be booked at the standard corporate business rate-avg. $100). Daily per diem (incidentals) is US$50 per day for adults, and US$30 per day per child (under age 15) and is non-receipted. If the employee elects to drive, the employee is required to take the most direct route and average approximately 400 miles per day.

  •
  Misc. Expense Allowance:  You will be provided a one-time relocation allowance in the amount equivalent to USD 5,000 if single / USD 8,000 if relocating with eligible dependents (grossed up for applicable taxes) to cover move related incidental expenses. This allowance will be processed by the relocation vendor. There is no specific list of items allowed or not allowed to be covered by the relocation allowance but you should understand that no additional funds will be provided for incidental expenses.

  •
  Tax Gross-Up:  Yes, compounded calculation based on approved taxable items only.

        If you have any questions pertaining to the above-mentioned information, please contact Paul Onitsuka at 408-576-5096.

Sincerely,
FLEXTRONICS
Name
Title

Signature	Today's Date

        Relocation benefits provided in this addendum are valid for one year upon initiation of benefits with our relocation service provider.

 Exhibit C

Home Sale Assistance
Buyer Value Option
Flextronics Process Guide

        In order to qualify for the Buyer Value Option Program, the home that you are selling under the program must be your primary residence. The home must be a single family residence, condominium or town home and it must be situated on a parcel of land typical to the neighborhood where the residence is located.

Ineligible Properties Include:

  •
  Vacation homes

  •
  Mobile homes

  •
  Income-producing properties

  •
  Farms, ranches or any other property exceeding 5 acres

  •
  Undeveloped real estate

Pros:

  •
  The realtor's commission and normal seller's closing costs the company will be paying on your behalf is tax protected

  •
  You will not need to attend the actual closing with the buyer

  •
  Equity proceeds may be available to you prior to the final sale

Listing Your Property:

        Your AIReS Program Manager will work closely with you to select a qualified real estate agent to market your home. It is highly suggested that you use a preferred agent that is relocation trained—but not mandatory. If you have an agent that you would like to refer to AIReS, your AIReS Program Manager can contact that agent to get them registered. The agent will need to understand and agree to the commission sharing, periodic reporting requirements and follow the Buyer Value Option home sale program procedures as directed by AIReS.

        As a part of the process, AIReS will order two (2) Broker Market Analysis Reports of your home. Your Program Manager will carefully review these reports and will use them in order to help you decide which realtor may be best to market your home.

        Your Program Manager will work with you and the realtor you select to determine a competitive listing price for your home. You will need to sign the Listing Agreement, as you would in any other normal real estate transaction. Be sure to include AIReS' Listing Exclusion Clause as apart of the Listing Agreement.

        Throughout the marketing of your home, your realtor will be required to submit marketing reports to AIReS on a regular basis. Your Program Manager will discuss the feedback provided in the reports with you. It is AIReS' goal to stay well informed and to keep you well informed of the marketing efforts for your home.

        As a part of the process, your Program Manager will send you several documents to complete. These documents include, but are not limited to:

  •
  AIReS Seller's Disclosure Statement

  •
  Mortgage Information Sheets,

  •
  Legal deed documents (many of these documents will need to be notarized and are crucial in order to transfer title).

        If the documents are not returned timely, it will affect AIReS' ability to effectively administer the Buyer Value Option Program and could jeopardize the sale. Your immediate attention to these documents is a must!

Offer/Contract Process:

        Once an offer is received on your property, your realtor will send the offer to both you and your Program Manager. Your Program Manager will review and discuss the offer with you to ensure that you are agreeable with the terms as well as advise you of any costs that are being requested in the contract that may not be in your best interest to accept or are not covered under the company's relocation policy. You may verbally negotiate the terms of the contract (price, concessions, close date, etc.) with the assistance of your Realtor and Program Manager.

        Once the contract terms of the contract have been agreed to by you and the buyer, AIReS will send you an offer to purchase your home based on the same general terms and conditions as the buyer's offer. Ultimately AIReS will be purchasing the property from you, and then will sell it to the buyer who presented the offer. It is important that you do not sign any documents associated with the buyer's offer; doing so, will make you ineligible for the Buyer Value Option Program. AIReS should be reflected as the seller of the home on the contract.

DO NOT SIGN ANY SALE AGREEMENTS.
AIReS must sign the sale agreement in lieu of you, the seller. Do not sign any documents associated with the buyer's offer to purchase or you will not be eligible for tax assistance on the sale of your home.

        You will need to sign the AIReS Offer and return it to your Program Manager. After receiving the signed document from you, your Program Manager will execute the contract with the buyer.

        After the contract with the buyer is executed, the buyer will typically have 7-10 days to order any and all inspections on the home and submit for repair requests. Any repairs requested by the buyer will be negotiated and/or repaired by you. Please ensure that your Program Manager is included in these communications to help ensure that all proper documentation is completed for closing purposes. Do not sign any contractual documentation in regards to the repairs. Your Program Manager will sign these after confirming your agreement.

        AIReS will execute their contract with you after the inspection contingency has been removed and a mortgage commitment has been obtained by the buyer.

Receiving Your Equity:

        AIReS will be purchasing the home from you, and you will receive your equity proceeds from AIReS. Your equity will be based on the AIReS offer price less any buyer's concessions (home warranty, credits, closing costs, etc.), liens, taxes, outstanding repairs or any other costs you would normally be responsible for as a seller. You will not be responsible for the realtor's commission or normal and customary seller's closing costs. Your equity will be paid to you after your sale has been executed with AIReS and you have vacated your home. AIReS will send you an equity statement, which will show how your equity was calculated.

Frequently asked questions:

Will Flextronics pay for staging or for de-clutter?

        A miscellaneous allowance is provided to offset any expenses not covered specifically by the relocation policy. You may use this allowance to de-clutter and to pay for storage while you wait for your home to sell.

Do I need to reduce my listing price based on agent or AIReS advice?

        Your realtor and AIReS will periodically review marketing activity on your home and may recommend a price reduction as part of a targeted plan to competitively market your property. You will not be required to reduce your price based on that advice but it is recommended that you critically evaluate all recommendations and determine if the price reduction will bring in an offer on the home. If you do not reduce your listing price and your home does not sell, you may be responsible for all duplicate living costs.

Is there a time limit to use the home sale assistance?

        There is a general time limit of one year to sell your home through the BVO program. This can be extended with Flextronics management approval.

What if something happens to the buyer prior to AIReS executing the contract on my home?

        If the contract with the buyer is terminated prior to the inspection contingency being removed and a mortgage commitment being obtained, the home will go back on the market and get relisted.

When should I stop making mortgage and insurance payments?

        AIReS will begin making mortgage payments on your behalf once AIReS purchases your home from you. You should be certain to maintain insurance coverage through the possession date. If you are vacating prior to executing documents enabling AIReS to purchase your home, continue to make mortgage and insurance payments. It is also recommended to keep your gas and electricity on, though telephone and cable can be disconnected. However, if you have a monitored security system, you may want to keep your telephone connected.

How should I handle house keys when I move out?

        Please leave your keys with your listing agent. If arrangements have not been made by the time you vacate, please contact your Program Manager immediately.

QuickLinks

  EXHIBIT 10.39
SEPARATION AGREEMENT
Exhibit A
Exhibit C
Home Sale Assistance Buyer Value Option Flextronics Process Guide